EXHIBIT 99.6

November 4, 2004

Ms. Charlotte A. Zuschlag

Chief Executive Officer

ESB Financial Corporation

600 Lawrence Avenue

Ellwood City, PA 16117

Dear Ms. Zuschlag:

We hereby consent to the use of our firm’s name, FinPro, Inc., and the inclusion of our fairness opinion letter and the discussion of the analysis we undertook in preparing our fairness opinion in ESB Financial Corporation’s Registration Statement on Form S-4 and proxy materials dated on, or about, November 4, 2004.

Very truly yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finproj.com • www.finproj.com